EXHIBIT 5.01

August 11, 2004

MIPS Technologies, Inc.
1225 Charleston Road
Mountain View, California 94043

Gentlemen/Ladies:

        At your request, we have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by MIPS Technologies, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) on or about August 11, 2004 in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 1,908,681 shares of the Company’s Common Stock (the “Stock”), all of which are subject to issuance by the Company upon the exercise of (a) stock options granted under the Company’s 1998 Long-Term Incentive Plan, as amended (the “1998 Plan”), (b) stock options granted or to be granted under the Company’s Directors’ Stock Option Plan, as amended (the “Directors’ Plan”), or (c) purchase rights granted or to be granted under the Company’s Employee Stock Purchase Plan, as amended (the “Purchase Plan”). The plans referred to in clauses (a) through (c) above are collectively referred to in this letter as the “Plans”). In rendering this opinion, we have examined such matters of fact as we have deemed necessary in order to render the opinion set forth herein, which included examination of the following.

(1)	the Company’s Amended and Restated Certificate of Incorporation, certified by the Delaware Secretary of State on November 13, 2003.

(2)	the Company’s Bylaws, certified by the Company’s Secretary on August 11, 2004.

(3)	the Registration Statement, together with the Exhibits filed as a part thereof or incorporated therein by reference, including but not limited to copies of the Plans and the purchase agreements to be entered into thereunder.

(4)	the Prospectuses prepared in connection with the Registration Statement.

(5)	the action by written consent and minutes of the meetings of the Board of Directors on May 22, 1998, July 2, 1998, August 27, 1998, May 18, 1999, July 28, 1999, January 26, 2000, July 27, 2000, July 26, 2001, January 24, 2002, August 1, 2002, January 30, 2003, July 24, 2003 and July 29, 2004, respectively, relating to the adoption and subsequent amendment of the Plans and the action by written consent of your stockholders on May 22, 1998, July 2, 1998 and October 28, 1999 relating to the adoption of the Plans.

(6)	the stock records that you have provided to us, consisting of certificates from your transfer agent as of June 30, 2004 and as of the date hereof, verifying the number of your issued and outstanding shares of capital stock as of those dates and a summary report as of June 30, 2004 and as of the date hereof of the number of shares of your common stock subject to issuance upon exercise of outstanding options to purchase your capital stock and the number of shares of your capital stock reserved for issuance upon the exercise of options to be granted in the future (the “Stock Records”).

(7)	a Management Certificate addressed to us and dated of even date herewith executed by the Company containing certain factual representations (the “Management Certificate”).

August 11, 2004

        In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the genuineness of all signatures on original documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same, the lack of any undisclosed termination, modification, waiver or amendment to any document reviewed by us and the due authorization, execution and delivery of all documents where due authorization, execution and delivery are prerequisites to the effectiveness thereof. We have also assumed that the certificates representing the Stock have been, or will be when issued, properly signed by authorized officers of the Company or their agents.

        As to matters of fact relevant to this opinion, we have relied solely upon our examination of the documents referred to above and have assumed the current accuracy and completeness of the information obtained from the documents referred to above and the representations and warranties made by representatives of the Company to us, including but not limited to those set forth in the Management Certificate. We have made no independent investigation or other attempt to verify the accuracy of any of such information or to determine the existence or non-existence of any other factual matters; however, we are not aware of any facts that would cause us to believe that the opinion expressed herein is not accurate.

        We are admitted to practice law in the State of California, and we render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing laws of the United States of America and the State of California and of the Delaware General Corporation Law, the Delaware Constitution and reported judicial decisions relating thereto.

        Based upon the foregoing, it is our opinion that the 1,908,681 shares of Stock that may be issued and sold by the Company upon the exercise of stock options and purchase rights granted or to be granted under the Plans, when issued, sold and delivered in accordance with the applicable plan and purchase agreements to be entered into thereunder and in the manner and for the consideration stated in the Registration Statement and the relevant Prospectus, will be validly issued, fully paid and nonassessable.

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August 11, 2004

        We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the Prospectus constituting a part thereof and any amendments thereto. This opinion is intended solely for use in connection with issuance and sale of shares subject to the Registration Statement and is not to be relied upon for any other purpose. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify the opinions expressed herein.

Very truly yours,

FENWICK & WEST LLP

By: /s/ DANIEL WINNIKE
Daniel Winnike, a Partner